Exhibit 99.1

The Michaels Companies Announces First Quarter 2018 Results

  Comparable store sales increased 0.4%
  Diluted EPS of $0.15; adjusted diluted EPS of $0.39, excluding $0.24 per diluted share related to one-time restructuring charges and tax reform
  Reaffirms FY18 Guidance

IRVING, Texas--(BUSINESS WIRE)--June 14, 2018--The Michaels Companies, Inc. (NASDAQ: MIK) today reported diluted earnings per share for the first quarter of fiscal 2018 of $0.15, or $0.39 per diluted share excluding approximately $0.20 per diluted share related to a one-time charge associated with the restructuring of the Aaron Brothers division and approximately $0.04 per diluted share from provisional adjustments related to the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). This compares to diluted earnings per share for the first quarter of fiscal 2017 of $0.38. A reconciliation of non-GAAP financial measures to the respective GAAP measures is included in this release.

“Our first quarter results were in-line with our expectations, and our team is executing well against our plans to make it easier for customers to bring their creativity to life,” said Chuck Rubin, Chairman and CEO. “We continue to operate from a position of financial strength, as the industry leader with healthy operating margins, strong cash flows and high returns on invested capital, and we remain committed to leveraging these strengths to accelerate key initiatives in fiscal 2018 to drive future sales and earnings growth.”

First Quarter Highlights

Net sales were $1,155.5 million compared to $1,158.6 million in the first quarter of fiscal 2017. The decrease in net sales was primarily due to the closure of all 94 full-size Aaron Brothers stores in the first quarter of fiscal 2018. Comparable store sales increased 0.4% (flat on a constant currency basis) due to an increase in average ticket, partially offset by a decrease in customer transactions. During the quarter, the Company opened six new Michaels stores, closed one Michaels store, and relocated nine Michaels stores. At the end of the first quarter, the Company operated 1,243 Michaels stores, 3 Aaron Brothers stores and 36 Pat Catan’s stores.

Operating income was $78.9 million compared to $139.3 million in the first quarter of fiscal 2017. The decrease in operating income was due to a $47.5 million one-time restructuring charge, higher distribution-related costs, and occupancy cost deleverage. The negative impact of these factors was partially offset by benefits from higher merchandise margin resulting from the Company’s ongoing sourcing initiatives. Excluding the $47.5 million one-time restructuring charge and $0.3 million of operating profit from Aaron Brothers operations prior to closure, adjusted operating income for the first quarter of fiscal 2018 was $126.1 million.

The effective tax rate was 41.6%, compared to 33.7% in the first quarter of fiscal 2017. The higher effective tax rate was primarily due to provisional adjustments of $8.1 million in the quarter related to repatriation taxes for accumulated earnings of foreign subsidiaries resulting from the enactment of the Tax Act. This increase was partially offset by a favorable reduction in the federal statutory tax rate from 35% to 21%, also in connection with the enactment of the Tax Act. Excluding the impact of the $8.1 million of provisional adjustments, the effective tax rate for the first quarter of fiscal 2018 was 24.0%.

Net income was $26.9 million, compared to $72.2 million in the first quarter of fiscal 2017. Excluding the $47.5 million one-time restructuring charge, $0.2 million of income from Aaron Brothers operations prior to closure, and $8.1 million of provisional adjustments related to the Tax Act, adjusted net income for the first quarter of fiscal 2018 was $70.9 million.

Diluted earnings per share was $0.15, compared to $0.38 per diluted share in the first quarter of fiscal 2017. Diluted weighted-average common shares outstanding for the quarter were 182.7 million compared with 190.4 million in the first quarter of fiscal 2017. Excluding the $47.5 million one-time restructuring charge, $0.2 million of income from Aaron Brothers operations prior to closure, and $8.1 million of provisional adjustments related to the Tax Act, adjusted diluted earnings per share was $0.39.

Second Quarter and Fiscal Year 2018 Outlook:

During the first quarter of fiscal 2018, the Company executed two interest rate swaps with an aggregate notional value of $1.0 billion associated with its outstanding Amended Term Loan Credit Facility to hedge the variability of cash flows resulting from fluctuations in the one-month LIBOR rate. The swaps replaced the one-month LIBOR rate with a fixed interest rate of 2.7765% and payments are settled monthly. The Company expects the incremental interest expense resulting from the cost of the swaps will be between $4 million and $5 million in fiscal 2018.

In addition, in May 2018, the Company successfully amended its $2.2 billion Amended Term Loan Credit Facility to reduce the interest rate to LIBOR plus 2.50% from LIBOR plus 2.75%. The Company expects to realize approximately $4 million in interest expense savings in fiscal 2018 resulting from the repricing of the Amended Term Loan Credit Facility. The Company expects to recognize a loss on the early extinguishment of debt related to this transaction of approximately $2 million in the second quarter of fiscal 2018.

The Company’s guidance for fiscal 2018 assumes Aaron Brothers stores were closed as of the start of the fiscal year, excludes the restructuring charge, excludes provisional tax adjustments and excludes any one-time costs associated with debt refinancing.

For fiscal 2018, a 52-week year, the Company continues to expect:

  net sales will be between $5,217 million and $5,293 million;
  comparable store sales to increase between 0% and 1.5%;
  to open 19 new Michaels stores and relocate 17 Michaels stores;
  adjusted operating income will be in the range of $677 million to $710 million;
  net interest expense will be approximately $144 million;
  the effective tax rate will be approximately 24%;
  adjusted diluted earnings per common share will be between $2.19 and $2.32, based on diluted weighted average common shares of approximately 185 million; and
  capital expenditures will be between $160 million and $170 million.

For the second quarter of fiscal 2018, the Company expects:

  comparable store sales to be approximately flat;
  to open six new Michaels stores and relocate eight Michaels stores;
  adjusted operating income will be between $65 million and $70 million;
  net interest expense will be approximately $37 million;
  the effective tax rate will be approximately 24%; and
  adjusted diluted earnings per common share will be between $0.12 and $0.14, based on diluted weighted average common shares of 183 million.

Conference Call Information

A conference call to discuss first quarter financial results is scheduled for today, June 14, 2018, at 8:00 am Central Time. Investors who would like to join the conference call are encouraged to pre-register for the conference call using the following link: http://dpregister.com/10120257. Callers who pre-register will be given a phone number and a unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

Investors without internet access or who are unable to pre-register can join the call by dialing (844) 340-4762 or (412)-717-9617.

The conference call will also be webcast at http://investors.michaels.com/. To listen to the live call, please go to the website at least 15 minutes before the call is scheduled to begin to register and download any necessary audio software. The webcast will be accessible for 30 days after the call. Additionally, a telephone replay will be available until June 28, 2018, by dialing (877) 344-7529 or (412) 317-0088, access code 10120257.

Non-GAAP Information

This press release includes non-GAAP measures including operating income excluding a one-time restructuring charge primarily related to the closing of all 94 full-size Aaron Brothers stores in the quarter (net of income from Aaron Brothers operations) (“Adjusted operating income”); net income excluding a one-time restructuring charge (net of income from Aaron Brothers operations), less related tax adjustments, and excluding provisional adjustments related to tax reform (“Adjusted net income”); and diluted earnings per share excluding a one-time restructuring charge (net of income from Aaron Brothers operations), less related tax adjustments, and excluding provisional adjustments related to tax reform (“Adjusted diluted earnings per share”). The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal 2018 diluted earnings per common share and actual results on a comparable basis with its quarterly and fiscal 2017 results.

In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company's industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Forward-Looking Statements

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals, and expectations concerning its market position, future operations, margins, profitability, capital expenditures, share repurchases, liquidity and capital resources, and other financial and operating information. The words "anticipate", "assume", "believe", "continue", "could", "estimate", "expect", “forecast”, "future", “guidance”, “imply”, "intend", "may", “outlook”, "plan", "potential", "predict", "project", and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty; substantial changes to fiscal and tax policies; our reliance on foreign suppliers; regulatory changes; the seasonality of our business; changes in customer demand; damage to the reputation of the Michaels brand or our private and exclusive brands; unexpected or unfavorable consumer responses to our promotional or merchandising programs; our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information; increased competition including internet-based competition from other retailers; and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for Makers and do-it-yourself home decorators. The Company owns and operates more than 1,200 stores in 49 states and Canada under the brands Michaels, Aaron Brothers and Pat Catan’s. Additionally, the Company serves customers through Michaels.com, consumercrafts.com and aaronbrothers.com. The Michaels Companies, Inc., also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the craft, gift and decor industry. For a list of store locations or to shop online, visit www.michaels.com or download the Michaels app.

The Michaels Companies, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	13 Weeks Ended
	May 5,	April 29,
(in thousands, except per share data)	2018	2017
Net sales	$1,155,511	$1,158,563
Cost of sales and occupancy expense	698,948	690,929
Gross profit	456,563	467,634
Selling, general and administrative	328,617	327,396
Restructure charge	47,498	—
Store pre-opening costs	1,505	978
Operating income	78,943	139,260
Interest expense	34,594	30,437
Other income, net	(1,693)	(44)
Income before income taxes	46,042	108,867
Income taxes	19,157	36,659
Net income	$26,885	$72,208

Other comprehensive income, net of tax:
Foreign currency translation adjustment and other	(7,053)	(5,272)
Comprehensive income	$19,832	$66,936

Earnings per common share:
Basic	$0.15	$0.38
Diluted	$0.15	$0.38
Weighted-average common shares outstanding:
Basic	181,523	188,968
Diluted	182,652	190,399

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income:
	13 Weeks Ended
	May 5,	April 29,
	2018	2017
Net sales	100.0%	100.0%
Cost of sales and occupancy expense	60.5	59.6
Gross profit	39.5	40.4
Selling, general and administrative	28.4	28.3
Restructure charge	4.1	—
Store pre-opening costs	0.1	0.1
Operating income	6.8	12.0
Interest expense	3.0	2.6
Other income, net	(0.1)	—
Income before income taxes	4.0	9.4
Income taxes	1.7	3.2
Net income	2.3%	6.2%

The Michaels Companies, Inc.
Consolidated Balance Sheets
(Unaudited)

	May 5,	February 3,	April 29,
(in thousands, except per share data)	2018	2018	2017
ASSETS
Current Assets:
Cash and equivalents	$422,454	$425,896	$197,863
Merchandise inventories	1,121,563	1,123,288	1,102,346
Prepaid expenses and other	108,481	97,830	84,865
Accounts receivable, net	30,033	26,207	26,381
Income taxes receivable	2,818	3,761	3,394
Total current assets	1,685,349	1,676,982	1,414,849
Property and equipment, at cost	1,569,720	1,593,683	1,497,816
Less accumulated depreciation and amortization	(1,144,815)	(1,173,663)	(1,094,767)
Property and equipment, net	424,905	420,020	403,049
Goodwill	119,074	119,074	119,074
Other intangible assets, net	21,376	21,769	23,219
Deferred income taxes	33,338	34,538	37,376
Other assets	29,496	27,832	12,214
Total assets	$2,313,538	$2,300,215	$2,009,781

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$449,687	$483,002	$430,261
Accrued liabilities and other	384,630	370,457	348,807
Current portion of long-term debt	24,900	24,900	24,900
Income taxes payable	82,219	79,586	108,345
Total current liabilities	941,436	957,945	912,313
Long-term debt	2,696,408	2,701,764	2,717,831
Other liabilities	159,615	150,001	101,562
Total liabilities	3,797,459	3,809,710	3,731,706

Stockholders’ Deficit:
Common Stock, $0.06775 par value, 350,000 shares authorized; 182,055 shares issued and outstanding at May 5, 2018; 181,919 shares issued and outstanding at February 3, 2018; and 188,849 shares issued and outstanding at April 29, 2017	12,225	12,206	12,656
Additional paid-in-capital	27,463	21,740	142,986
Accumulated deficit	(1,512,896)	(1,539,781)	(1,858,071)
Accumulated other comprehensive loss	(10,713)	(3,660)	(19,496)
Total stockholders’ deficit	(1,483,921)	(1,509,495)	(1,721,925)
Total liabilities and stockholders’ deficit	$2,313,538	$2,300,215	$2,009,781

The Michaels Companies, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	13 Weeks Ended
	May 5,	April 29,
(in thousands)	2018	2017
Cash flows from operating activities:
Net income	$26,885	$72,208
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,458	28,551
Share-based compensation	6,969	4,942
Debt issuance costs amortization	1,274	1,274
Accretion of long-term debt, net	(126)	(126)
Restructure charge	47,498	—
Deferred income taxes	2,580	259
Changes in assets and liabilities:
Merchandise inventories	(18,755)	25,516
Prepaid expenses and other	1,523	2,311
Accounts receivable	(4,892)	(3,166)
Other assets	(842)	(433)
Accounts payable	(46,639)	(91,767)
Accrued interest	8,325	(4,983)
Accrued liabilities and other	(35,356)	(46,266)
Income taxes	11,689	32,442
Other liabilities	2,912	2,183
Net cash provided by operating activities	32,503	22,945

Cash flows from investing activities:
Additions to property and equipment	(27,824)	(15,690)
Net cash used in investing activities	(27,824)	(15,690)

Cash flows from financing activities:
Common stock repurchased	(2,119)	(100,167)
Payments on term loan credit facility	(6,225)	(12,450)
Borrowings on asset-based revolving credit facility	—	12,000
Payments on asset-based revolving credit facility	—	(12,000)
Payment of dividends	(317)	(317)
Proceeds from stock options exercised	540	4,729
Net cash used in financing activities	(8,121)	(108,205)

Net change in cash and equivalents	(3,442)	(100,950)
Cash and equivalents at beginning of period	425,896	298,813
Cash and equivalents at end of period	$422,454	$197,863

The Michaels Companies, Inc.
Reconciliation of Adjusted EBITDA
(Unaudited)

	13 Weeks Ended
	May 5,	April 29,
(in thousands)	2018	2017
Net cash provided by operating activities	$32,503	$22,945
Depreciation and amortization	(29,458)	(28,551)
Share-based compensation	(6,969)	(4,942)
Debt issuance costs amortization	(1,274)	(1,274)
Accretion of long-term debt, net	126	126
Restructure charge	(47,498)	—
Deferred income taxes	(2,580)	(259)
Changes in assets and liabilities	82,035	84,163
Net income	26,885	72,208
Interest expense	34,594	30,437
Income taxes	19,157	36,659
Depreciation and amortization	29,458	28,551
Interest income	(1,406)	(144)
EBITDA	108,688	167,711
Adjustments:
Share-based compensation	6,969	4,942
Restructure charge	47,498	—
Severance costs	902	334
Store pre-opening costs	1,505	978
Store remodel costs	515	122
Foreign currency transaction (gains) losses	(570)	61
Store closing costs	1,062	1,729
Other(1)	725	865
Adjusted EBITDA	$167,294	$176,742

(1)	Other adjustments primarily relate to items such as moving and relocation expenses, franchise taxes, sign-on bonuses and certain legal expenses.

The Michaels Companies, Inc.
Summary of Operating Data
(Unaudited)

The following table sets forth certain of our unaudited operating data:
	13 Weeks Ended
	May 5,	April 29,
	2018	2017
Michaels stores:
Open at beginning of period	1,238	1,223
New stores	6	3
Relocated stores opened	9	7
Closed stores	(1)	(1)
Relocated stores closed	(9)	(7)
Michaels stores open at end of period	1,243	1,225

Aaron Brothers stores:
Open at beginning of period	97	109
Closed stores	(94)	(5)
Aaron Brothers stores open at end of period	3	104

Pat Catan's stores:
Open at beginning of period	36	35
New stores	—	—
Closed stores	—	—
Pat Catan's stores open at end of period	36	35

Total store count at end of period	1,282	1,364

Other Operating Data:
Average inventory per Michaels store (in thousands)	$814	$803
Comparable store sales	0.4%	(1.2)%
Comparable store sales, at constant currency	0.0%	(1.2)%

The Michaels Companies, Inc.
Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and Adjusted earnings per share
(Unaudited)

	13 Weeks Ended
	May 5,	April 29,
(In thousands, except per share)	2018	2017
Operating income	$78,943	$139,260
Add: Restructure charge and other (a)	47,195	—
Adjusted operating income	$126,138	$139,260

Net income	$26,885	$72,208
Add: Restructure charge and other (a)	47,195	—
Less: Tax adjustment for above add-backs (b)	(11,327)	—
Add: Tax reform – provisional adjustments of repatriation taxes (c)	8,107	—
Adjusted net income	$70,860	$72,208

Earnings per common share, diluted	$0.15	$0.38
Add: Restructure charge and other (a)	0.26	—
Less: Tax adjustment for above add-backs (b)	(0.06)	—
Add: Tax reform – provisional adjustments of repatriation taxes (c)	0.04	—
Adjusted earnings per common share, diluted	$0.39	$0.38

(a)

Excludes the restructure charge primarily related to the closure of substantially all of the Company's Aaron Brothers stores and $0.3 million of operating income from the operation of Aaron Brothers (prior to closing) in the first quarter of fiscal 2018.

(b)	Adjusts for the tax impact of the restructure charge.
(c)	Excludes provisional adjustments related to repatriation taxes for accumulated earnings of foreign subsidiaries resulting from the enactment of the Tax Cuts and Jobs Act of 2017.

CONTACT:
Investor Contact:
The Michaels Companies, Inc.
Kiley F. Rawlins, CFA, 972-409-7404
Kiley.Rawlins@michaels.com
or
ICR, Inc.
Farah Soi, 203-682-8200
Farah.Soi@icrinc.com
or
Financial Media Contact:
ICR, Inc.
Jessica Liddell / Julia Young, 203-682-8200
Michaels@icrinc.com